Exhibit 99.1

                      [CFS Bancorp, Inc. Letterhead]

July 22, 2004
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 219-836-5500


    CFS Bancorp, Inc. Announces Second Quarter 2004 Financial Results

     MUNSTER, IN - July 22, 2004 - CFS Bancorp, Inc. (NASDAQ: CITZ) (the "Company") today reported a net loss for the second quarter of 2004 of $357,000 as compared to net income of $698,000 reported in the second quarter of 2003. The Company's net loss for the second quarter primarily resulted from:

  * a $1.9 million provision for losses on loans for the second quarter of 2004 as compared to $509,000 for the same period in 2003,
  * legal expenses of $939,000 related to the Company's goodwill litigation against the U.S. Government, and
  * a $343,000 write-down in the cost basis of a trust preferred security deemed to be impaired during the second quarter of 2004.

     Partially offsetting these expenses, the Company's net interest income for the second quarter of 2004 increased to $7.4 million from $6.5 million (or 13.6%). The annualized net interest margin increased 18.5% for the second quarter of 2004 to 2.05% from 1.73% for the second quarter of 2003. Although the Company experienced a substantial improvement in its net interest margin, the margin continues to be negatively impacted by the Company's fixed-rate Federal Home Loan Bank borrowings. The Company continues to explore the possibility of refinancing these borrowings at current market rates.

     For the six months ended June 30, 2004, net income was $887,000 compared to $1.4 million for the same period last year, representing a decrease of 34.4%. Diluted earnings per share were $0.07 for the first six months of 2004, a decrease of 41.7% from diluted earnings per share of $0.12 for the comparable period last year. The return on average assets for the six month period was 0.12% as compared to 0.17% for the same period in the prior year. For the six months ended June 30, 2004, the return on average equity was 1.13% compared to 1.74% for the six months ended June 30, 2003. However, for the 2004 period, the net interest margin was 2.02%, up from 1.77% for the same period in 2003.

Chairman's Comments

      "The second quarter results include an increase in net interest margin which is reflective of the shift in our asset mix to higher yielding loans and other adjustable-rate assets and an increase in our core deposit balances which has driven down interest expense," said Thomas F. Prisby, Chairman and CEO. "While the second quarter was significantly impacted by items including legal expenses incurred during the trial period of our goodwill litigation, the higher provisions and the write-down in the cost basis of

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CFS Bancorp, Inc. - Page 2 of 8


one available-for-sale trust preferred security, we remain focused on increasing net interest margin. Furthermore, we are excited about the opportunities presented in what we believe is a rising rate environment. During the second quarter, we have increased our average core deposits by over 5% while remaining focused on building a well positioned balance sheet which should continue to improve our net interest margin and our net income in the coming quarters."

     Mr. Prisby continued, "Our strategy for branch expansion continues with the planned third quarter 2004 opening of a new branch in Dyer, Indiana. We recently also announced the acquisition of a branch office building located in Darien, Illinois which builds on our presence in the southwestern suburbs of Chicago. Once we have received final regulatory approval, we expect to open this de novo branch during the latter part of 2004. Our Tinley Park, Illinois branch plans continue to progress, and we expect the branch to be open in early 2005."

Net Interest Income

     Net interest income for the second quarter of 2004 was $7.4 million, up 13.6% from $6.5 million for the second quarter of 2003. The increase was primarily due to a lower cost of funds as over $180 million of certificates of deposit with above market interest rates either repriced at lower current market rates or were withdrawn. The decrease in interest expense was partially offset by a modest decline in yields on interest-earning assets. Net interest margin was 2.05% for the second quarter of 2004, up from 1.73% for the comparable prior year period. The Company expects its net interest income and net interest margin to continue to improve throughout the remainder of 2004 as the Company increases its portfolio of commercial loans, repositions its investment portfolio and continues to grow core deposits.

     Total interest income was $16.8 million for the second quarter of 2004, a decrease of $883,000 from $17.7 million for the second quarter of 2003. Average interest-earning assets decreased 4.1% for the second quarter of 2004 as compared to the comparable prior year period. The Company's average loan yield was 5.52% for the quarter ended June 30, 2004, down 76 basis points from the quarter ended June 30, 2003. The average yield on securities and other interest-earning assets was 2.89% for the second quarter of 2004, up from 2.06% for the comparable prior year period. This increase resulted from reduced premium amortization on the Company's investment portfolio combined with a decrease in total funds invested in low-yielding overnight funds.

     Total interest expense was $9.4 million for the three months ended June 30, 2004, a decrease of $1.8 million from $11.2 million for the three months ended June 30, 2003. The average balance of interest-bearing liabilities decreased 5.0%, and the average cost of interest-bearing liabilities decreased 36 basis points. The average cost of deposits for the quarter ended June 30, 2004 was 1.47%, down 53 basis points from the comparable prior year period while the average cost of borrowings remained relatively stable during each of the periods.

Non-Interest Income

     Non-interest income was $2.3 million for the quarter ended June 30, 2004, a decrease of $373,000 from the second quarter of 2003. This decrease was mainly the result of a $343,000 write-down in the cost basis of a $1.1 million trust preferred security that was deemed to be impaired during the second quarter of 2004. In addition, the Company incurred $23,000 of net losses on the sale of

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CFS Bancorp, Inc. - Page 3 of 8


approximately $60 million of available-for-sale securities as it took advantage of a steep yield curve to reposition its investment portfolio.

     The Company's service charges and other fees continued to improve to $1.9 million for the second quarter of 2004 from $1.7 million for the second quarter of 2003 as the Company maintains its efforts to increase non-interest income.

Non-Interest Expense

     Non-interest expense for the second quarter of 2004 was $9.0 million, an increase of $1.3 million over the $7.7 million reported during the second quarter of 2003. This increase was primarily related to the legal expenses associated with the Company's goodwill litigation case that went to trial during the second quarter. In addition, the Company's data processing expenses increased $257,000 during the second quarter of 2004 due to its migration to a new core data processor. The Company estimates that the legal expenses related to the goodwill case for the remainder of 2004 will approximate $300,000.

Income Taxes

     The Company's income tax benefit for the three months ended June 30, 2004 was $906,000 or 71.7% of pre-tax losses compared to income tax expense of $258,000 or 27.0% of pre-tax income for the three months ended June 30, 2003. The significant decrease in income tax expense was a result of the pre-tax loss combined with the application of available tax credits and the effects of permanent tax differences on the Company's pre-tax earnings. The Company anticipates that these tax credits and permanent differences will continue to have a favorable impact on income tax expense for the remainder of 2004.

Asset Quality

     The Company's provision for loan losses increased to $1.9 million for the second quarter of 2004 from $509,000 for the second quarter of 2003. The increase was related to three items as follows:

  * The Company increased its provision by $400,000 on a $4.5 million non-performing commercial real estate loan which was secured by a motel. During the second quarter, the Company foreclosed on the collateral, incurred a $1.8 million charge-off to reduce the carrying value to its net realizable value and then sold the asset for $2.7 million.
  * The Company downgraded its classification with respect to an $8.8 million commercial real estate loan secured by a hotel in Michigan. The Company is seeking to obtain additional collateral to reduce the risk of loss, if any. The change in the classification resulted in a $660,000 additional provision increasing the allowance for losses on loans.
  *    The Company was also required by the Office of Thrift Supervision
       (OTS) to establish a $715,000 general reserve on a commercial real estate loan participation purchased from a lending company that has filed for bankruptcy and is under investigation for fraud. While the Company currently believes its $2.9 million loan is not substantially at risk of loss, the Company, nevertheless, has established this general reserve in accordance with the OTS requirement.


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CFS Bancorp, Inc. - Page 4 of 8


     The Company's non-performing assets were $24.4 million as of June 30, 2004, compared to $24.3 million at March 31, 2004 and $22.9 million at December 31, 2003. The ratio of non-performing assets to total assets was 1.66% at June 30, 2004, up from 1.56% and 1.46% at March 31, 2004 and December 31, 2003, respectively. The increase in the ratio was largely due to the decrease in total assets as of June 30, 2004 as compared to March 31, 2004 and December 31, 2003.

     Non-performing loans were $23.6 million at June 30, 2004, an increase of $157,000 from $23.5 million at March 31, 2004 and $902,000 from $22.7 million at December 31, 2003. Non-performing loans decreased by $8.9 million during the second quarter of 2004 as two loans totaling $4.4 million were paid in full, and the $4.5 million commercial real estate loan referenced above was transferred to real estate owned before it was sold during the second quarter. Offsetting this decrease was the transfer of an $8.7 million commercial real estate loan to non-performing loans. This loan is secured by a full-service hotel in the Chicago Metropolitan area. The Company is in the process of assessing the value of the collateral and anticipates completing that process by the end of the third quarter.


     The Company's allowance for losses on loans was $11.3 million at June 30, 2004, the same as $11.3 million at March 31, 2004 and an increase of $846,000 from $10.5 million at December 31, 2003. The ratio of allowance for losses on loans to total loans decreased to 1.12% at June 30, 2004 from 1.15% at March 31, 2004 and increased from 1.06% at December 31, 2003. The Company maintains the allowance for losses on loans at a level that management believes will be adequate to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate based on internal evaluations of collectibility, prior loss experience, value of underlying collateral and other factors including the composition and concentrations within the loan portfolio and the level and trends of classified and non-performing assets.

Balance Sheet Highlights

     As of June 30, 2004, loans receivable were $1.0 billion, up 2.7% from $982.0 million at December 31, 2003. The Company originated over $130 million in new loans and lines of credit during the second quarter, up over 65% from loan originations during the first quarter 2004. Over 70% of these originations were commercial loans and lines of credit. As of the end of June 30, 2004, the Company has over $82 million of commercial and retail loan commitments.

     Total deposits were $879.1 million at June 30, 2004, down $96.3 million from $975.4 million at December 31, 2003. The decrease was largely caused by a reduction of $135.0 million in certificates of deposit, partially offset by an increase in core deposits of $38.7 million. The decrease in certificates of deposit was primarily due to the runoff of above market rate certificates. The Company is making progress in its efforts to obtain low cost core deposits through continued promotional efforts and retail incentive programs. Average core deposits have increased 5.1% since March 31, 2004.

     Stockholders' equity at June 30, 2004 was $154.5 million, down from $156.0 million at December 31, 2003. The decrease was primarily due to:

  *   the net loss of $357,000,
  * a $2.0 million decrease in unrealized loss on available-for-sale securities, net of tax,
  * dividends declared during the first six months of 2004 totaling $2.4 million, and

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CFS Bancorp, Inc. - page 5 of 8


  * repurchases of the Company's common stock during the first six months of 2004 totaling $854,000.

Partially offsetting the above decreases in stockholders' equity, the Company also realized during the first six months of 2004:

  *  vesting of $1.3 million of common stock under the Company's
     Recognition and Retention Plan, and
  *  stock option exercises totaling $1.5 million.

     Primarily during the early part of the second quarter of 2004, the Company repurchased 55,459 shares of its common stock at an average price of $14.01 per share pursuant to the share repurchase programs announced in July 2002 and March 2003. Since its initial public offering, the Company has repurchased an aggregate of 11,591,504 shares of its common stock at an average price of $11.75 per share. As of July 22, 2004, the Company has 1,181,268 of shares remaining to be repurchased under its current share repurchase program.

     As of June 30, 2004, stockholders' equity per common share was $12.57, down from $12.78 at December 31, 2003. The capital ratios of Citizens Financial Services, FSB, the Company's wholly-owned subsidiary, continued to be in excess of regulatory requirements. As of June 30, 2004, the Bank is deemed to be "well-capitalized" under the regulatory framework for prompt corrective action.

     CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.5 billion asset federal savings bank. Citizens Financial Services provides community banking services and currently operates 22 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.

                             #   #   #

     This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include but are not limited to statements regarding the positive net earnings effects of the shift in assets and deposits, interest rate environment, expected asset yields and cost of funds, estimated costs of litigation fees, expected growth in core deposits, establishment of new branch offices, net interest income, loan volume, net interest margin, loan loss reserves, income levels, new sources of non-interest income, and impact of tax credits and permanent tax differences. In addition, the words "anticipate," "believe," "estimate," "expect," "indicate," "intend," "should," and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

                            #   #   #

       SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOWS.

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CFS Bancorp, Inc. Page 6 of 8


                             CFS BANCORP, INC.
                         Highlights (Unaudited)



(Dollars in thousands, except per share data)           Three Months Ended             Six Months Ended
EARNINGS HIGHLIGHTS AND                          -----------------------------   -----------------------------
PERFORMANCE RATIOS*                               June 30, 2004  June 30, 2003   June 30, 2004   June 30, 2003
------------------------------------------------ --------------  -------------   -------------   -------------
Net income (loss)                                 $      (357)    $       698    $       887     $     1,352
Basic earnings (loss) per share                         (0.03)           0.06           0.08            0.12
Diluted earnings (loss) per share                       (0.03)           0.06           0.07            0.12
Cash dividends declared                                  0.11            0.11           0.22            0.22
Return on average assets                                (0.09)%          0.18%          0.12%           0.17%
Return on average equity                                (0.90)           1.81           1.13            1.74
Average yield on interest-earning assets                 4.69            4.72           4.70            4.85
Average cost on interest-bearing liabilities             2.94            3.30           2.98            3.40
Interest rate spread                                     1.75            1.42           1.72            1.45
Net interest margin                                      2.05            1.73           2.02            1.77
Non-interest expense to average assets                   2.38            1.94           2.26            1.93
Efficiency ratio                                        89.77           84.15          86.63           84.07

Market price per share of common stock
 for the period ended:                   Closing  $     13.25     $     15.00    $     13.25     $     15.00
                                            High        14.84           15.00          15.16           15.00
                                             Low        12.99           13.69          12.99           13.51


STATEMENT OF CONDITION HIGHLIGHTS                                    June 30,      March 31,       December 31,
AND PERFORMANCE RATIOS*                                                2004           2004            2003
----------------------------------------------------------        -----------    -----------     --------------
Total assets                                                      $ 1,471,769    $ 1,555,658     $ 1,569,428
Loans receivable, net of unearned discount                          1,008,081        984,765         981,994
Total deposits                                                        879,102        958,913         975,369
Total stockholders' equity                                            154,527        158,517         155,953
Book value per common share                                             12.57          12.89           12.78
Non-performing loans                                                   23,622         23,465          22,720
Non-performing assets                                                  24,398         24,345          22,926
Allowance for losses on loans                                          11,299         11,295          10,453
Non-performing loans to total loans                                      2.34%          2.38%           2.31%
Non-performing assets to total assets                                    1.66           1.56            1.46
Allowance for losses on loans
to non-performing loans                                                 47.83          48.14           46.01
Allowance for losses on loans to total loans                             1.12           1.15            1.06
Average equity to average assets                                        10.53          10.06            9.99
Average interest-earning assets
 to average interest-bearing liabilities                               111.42         110.79          110.61

Employees (FTE)                                                           344            332             330
Branches and offices                                                       22             22              22

                                                        Three Months Ended             Six Months Ended
                                                  ----------------------------   -----------------------------
AVERAGE BALANCE DATA                              June 30, 2004  June 30, 2003   June 30, 2004   June 30, 2003
----------------------------------------------    -------------  -------------   -------------   -------------
Total assets                                      $ 1,514,958     $ 1,583,227    $ 1,536,599     $ 1,589,419
Loans receivable, net of unearned discount            999,818         956,481        992,449         949,169
Interest-earning assets                             1,440,239       1,501,568      1,463,624       1,508,301
Total liabilities                                   1,355,382       1,428,138      1,378,372       1,433,072
Total deposits                                        916,664         946,512        940,338         952,006
Interest-bearing deposits                             874,212         911,340        900,213         917,114
Interest-bearing liabilities                        1,292,648       1,360,720      1,318,663       1,366,507
Stockholders' equity                                  159,576         155,089        158,227         156,347

_________
* Ratios are annualized where appropriate.


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CFS Bancorp, Inc. - Page 7 of 8


                        CFS BANCORP, INC.
          Consolidated Statements of Income (Unaudited)

                                                                 For the Three Months Ended For the Six Months Ended
                                                                            June 30,                   June 30,
                                                                 -------------------------- ------------------------
(Dollars in thousands, except per share data)                          2004         2003          2004          2003
------------------------------------------------------------     -----------   ----------   ----------    ----------
Interest income:
Loans                                                             $   13,730   $   14,974   $   27,846    $   30,214
Securities                                                             2,601        1,818        5,271         4,334
Other                                                                    469          891        1,107         1,738
                                                                 -----------   ----------   ----------    ----------
  Total interest income                                               16,800       17,683       34,224        36,286

Interest expense:
 Deposits                                                              3,185        4,539        7,021         9,764
 Borrowings                                                            6,263        6,672       12,526        13,272
                                                                 -----------   ----------   ----------    ----------
  Total interest expense                                               9,448       11,211       19,547        23,036
                                                                 -----------   ----------   ----------    ----------
Net interest income before provision for losses on loans               7,352        6,472       14,677        13,250
Provision for losses on loans                                          1,918          509        2,657           987
                                                                 -----------   ----------   ----------    ----------
Net interest income after provision for losses on loans                5,434        5,963       12,020        12,263

Non-interest income:
 Service charges and other fees                                        1,853        1,744        3,501         3,222
 Commission income                                                       171          192          323           318
 Net realized losses on available-for-sale securities                   (366)          (1)         (45)           (1)
 Net (loss) gain on sale of office properties                             (1)          24           (1)           24
 Income from Bank-owned life insurance                                   365          367          723           729
 Other income                                                            253          322          687           606
                                                                 -----------   ----------   ----------    ----------
  Total non-interest income                                            2,275        2,648        5,188         4,898

Non-interest expense:
 Compensation and employee benefits                                    4,638        4,427        9,525         8,866
 Net occupancy expense                                                   615          578        1,257         1,200
 Professional fees                                                     1,264          461        1,661           948
 Data processing                                                         722          465        1,232           894
 Furniture and equipment expense                                         456          480          919           957
 Marketing                                                               285          227          572           426
 Other general and administrative expenses                               992        1,017        2,082         1,947
                                                                 -----------   ----------   ----------    ----------
  Total non-interest expense                                           8,972        7,655       17,248        15,238
                                                                 -----------   ----------   ----------    ----------
Income (loss) before income taxes                                     (1,263)         956          (40)        1,923
Income tax (benefit) expense                                            (906)         258         (927)          571
                                                                 -----------   ----------   ----------    ----------
Net income (loss)                                                 $     (357)  $      698   $      887    $    1,352
                                                                 ===========   ==========   ==========    ==========
Per share data:
 Basic earnings (loss) per share                                  $    (0.03)  $     0.06   $     0.08    $     0.12
 Diluted earnings (loss) per share                                $    (0.03)  $     0.06   $     0.07    $     0.12
 Cash dividends declared per share                                $     0.11   $     0.11   $     0.22    $     0.22

Weighted-average shares outstanding                               11,620,390   11,256,183   11,510,467    11,302,378
Weighted-average diluted shares outstanding                       11,887,039   11,644,232   11,846,355    11,729,637

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CFS Bancorp, Inc. - Page 8 of 8


                         CFS BANCORP, INC.
    Consolidated Statements of Financial Condition (Unaudited)


                                                                   June 30,    December 31,
(Dollars in thousands)                                              2003          2004
---------------------------------------------------------------  ---------- ---------------
ASSETS
Cash and amounts due from depository institutions                $   16,680 $    18,675
Interest-bearing deposits                                             8,358     142,139
Federal funds sold                                                    8,497      17,399
                                                                  ---------   ---------
 Cash and cash equivalents                                           33,535     178,213

Securities, available-for-sale                                      347,479     327,789
Investment in Federal Home Loan Bank stock, at cost                  27,397      26,766
Loans receivable, net of unearned fees                            1,008,081     981,994
 Allowance for losses on loans                                      (11,299)    (10,453)
                                                                  ---------   ---------
  Net loans                                                         996,782     971,541
Accrued interest receivable                                           6,599       6,623
Real estate owned                                                       776         206
Office properties and equipment                                      13,687      13,738
Investment in Bank-owned life insurance                              32,649      31,926
Prepaid expenses and other assets                                    12,865      12,626
                                                                  ---------   ---------
   Total assets                                                  $1,471,769 $ 1,569,428
                                                                  =========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                         $  879,102 $   975,369
Borrowed money                                                      418,432     418,490
Advance payments by borrowers for taxes and insurance                 6,316       5,595
Other liabilities                                                    13,392      14,021
                                                                  ---------   ---------
 Total liabilities                                                1,317,242   1,413,475

Stockholders' Equity:
 Preferred stock, $0.01 par value; 15,000,000 shares authorized          --          --
 Common stock, $0.01 par value; 85,000,000 shares authorized;
  23,423,306 shares issued as of June 30, 2004 and December 31,
  2003; 12,290,934 and 12,200,015 shares outstanding as of June
  30, 2004 and December 31, 2003, respectively                          234         234
 Additional paid-in capital                                         189,727     189,879
 Retained earnings, substantially restricted                        104,813     106,354
 Treasury stock, at cost; 11,132,372 and 11,223,291 shares
  as of June 30, 2004 and December 31, 2003, respectively          (131,805)   (132,741)
 Unearned common stock acquired by ESOP                              (7,158)     (7,158)
 Unearned common stock acquired by RRP                                 (187)     (1,523)
 Accumulated other comprehensive income (loss), net of tax           (1,097)        908
                                                                  ---------   ---------
  Total stockholders' equity                                        154,527     155,953
                                                                  ---------   ---------
    Total liabilities and stockholders' equity                   $1,471,769  $1,569,428
                                                                  =========   =========
